EXHIBIT 99.1

EC Development, Inc. Releases Next Generation Tahoe Interactive Player System (TIPS)

New System Enhancements Include Full Mobile Smart Phone Apps Interface

Shawnee, OK – August 30, 2012 – EC Development, Inc. (OTC.QB: ECDI) announced today the release of a new version of its Tahoe Interactive Player System (TIPS).  The system introduces a new generation of casino player interface tools offering a superior level of interactivity for players and a number of customizable player tracking and rewards features for casino operations.

“The new generation TIPS is a significant upgrade to the original system” said Gene Estep, CEO of EC Development.  He continued, “Not only does it introduce a much expanded and much more sophisticated interface and real-time communication platform for player-casino interactivity, we’ve also been able to design the new system to be much more affordable for small to medium sized casinos with a cost significantly less than our leading competitors”.

The enhanced system offers a fully customizable player interface to create a personalized experience for each casino guest.  With the new TIPS, each player has real-time access to their player rewards, as well as access to a host of other services including food and beverage, room charge capability, and  “at the game”  access to any casino established wagering accounts if so desired.  The system has also been enhanced to be fully compatible and interfaced with the latest Android and iPhone mobile applications, further enhancing the player’s casino experience while expanding player tracking touch points for the casino.

The new generation TIPS provides an entire player tracking solution for casinos with the ability to easily modify the player tracking game unit depending on a client’s specific needs including unit shape, graphics, sounds and the amount of interaction available at the display panel.  With its flexible design the new TIPS is completely scalable to the needs of the casino. It can be deployed with a minimal set of features, using a card reader alone for the reward of player points (no interactive screen), all the way up to a fully scaled customer interaction with screen and data feeds from the Tahoe progressive and bonusing services, food & beverage request features, room charge capability and full internet connectivity.

The new TIPS features the following items and components:

•	Tahoe 5” PT Display Unit
•	Fits in 99% of the game cabinets available on the market today
•	Connects via Ethernet to the Tahoe CMS network
•	Internet feature capable – can connect to outside internet based services such as order in food, social networking sites, etc.
•	Can receive data feeds from Tahoe Progressive & Bonusing software packages
•	Custom Plates
•	ECDI provides custom, professionally CNC machined installation plates for every type of gaming machine (including the unusual Atronic and a handful of European titles)
•	Card Reader
•	The Tahoe PT system can utilize a variety of card reader devices from several manufacturers
•	Standard mag card / hotel room key readers
•	Smart Card with chip / PIN capability
•	Connects to existing TSU (bank controllers) and network – no need for any additional hardware if you are already running a Tahoe CMS
•	Customizable back-end server – one server to run all Tahoe CMS display units
•	Capable of integration with a variety of third-party systems
•	Ideal for use in environments where interaction with outside features are needed: charge a hotel room, send food/beverage requests to external systems, stream video, etc.

The new TIPS provides the very latest in player-game interaction, robust player tracking capabilities, quickly customizable interactions, and a scalable solution to match any operation's budget constraints.

About EC Development, Inc.

EC Development, Inc. (ECDI), founded in 2005, designs, developments and markets software for the U.S. and international gaming and casino markets. The software monitors, audits, analyzes and manages all financial transactions and customer activities for casinos and other gaming related environments.

Its flagship technology, the Tahoe CMS (Casino Management System) is a complete Class II and Class III game accounting system and offers customers a packaged, fully modern, fully computerized slot accounting, promotions, marketing, and reporting system which allows a casino to run virtually any vendor’s games on one system, completely negating the need to have disparate systems while also enabling the use of some truly cutting edge marketing tools.

For more information on the company, please visit www.ecdevonline.com.

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Media Contact:
EC Development, Inc.
info@ecdevonline.com
877.296.3163